Continental Materials Corporation Reports Unaudited First Quarter Results

CHICAGO, IL -- (Marketwire - May 19, 2010) - Continental Materials Corporation (NYSE Amex: CUO) today reported a net loss from continuing operations of $1,441,000 or 90 cents per diluted share for its first quarter ending April 3, 2010 compared to a net loss from continuing operations of $79,000 or 5 cents per diluted share for the same period in 2009.

Consolidated sales in the first quarter of 2010 were $23,973,000 or $8,306,000 (25.7%) less than sales from continuing operations in the first quarter of 2009. Sales at all of the Company's business segments were down compared to the prior year with the most significant reductions in the Concrete, Aggregates and Construction Supplies segment and the Evaporative Cooling segment. The consolidated operating loss was $2,040,000 in the first quarter of 2010 compared to operating income of $29,000 in the prior year quarter. This reduction is due principally to the reduced sales volume in the same two segments mentioned above combined with the fixed nature of many of the expenses. Consolidated selling and administrative expenses were $210,000 lower in the 2010 quarter compared to the prior year primarily as a result of a reduction in selling expenses that vary with sales in the Evaporative Cooling segment. Consolidated selling and administrative expenses, as a percentage of consolidated sales, increased from 16.9% to 21.8%. This higher percentage reflects the fixed nature of most of these expenses combined with the reduced sales. Historically, the Company has experienced operating losses during the first quarter except when the construction activity is strong and the weather is mild along the Southern Front Range in Colorado.

Interest expense increased to $280,000 in the first quarter of 2010 from $153,000 in the first quarter of 2009. The average interest rate in the first quarter of 2010 was approximately 7.25% compared to approximately 3.5% in the first quarter of 2009. At the end of the fiscal 2009 year, the Company was not in compliance with the minimum adjusted EBITDA and fixed charge coverage covenants of the Credit Agreement. As a result, effective January 1, 2010 the default rate provision of the Credit Agreement increased the interest rate on all outstanding revolving and long-term debt by 2%. A waiver of the event of default relating to compliance with the minimum adjusted EBITDA and fixed charge coverage covenants was granted and a second amendment to the Credit Agreement was entered into on April 15, 2010. Average outstanding indebtedness was approximately $5,300,000 lower in 2010 compared to 2009 due principally to reduced working capital and receipt of proceeds from the sale of RMRM in July 2009.

CAUTIONARY STATEMENT -- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended January 2, 2010 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                    CONTINENTAL MATERIALS CORPORATION
                      SUMMARY OF SALES AND EARNINGS

                                                    Three Months Ended
                                              April 3, 2010   April 4, 2009

Sales                                         $  23,973,000   $  32,279,000
                                              -------------   -------------

Operating (loss) income                          (2,040,000)         29,000

Interest expense, net                              (280,000)       (153,000)

Other income, net                                    11,000          12,000
                                              -------------   -------------

Loss from continuing operations before income
taxes                                            (2,309,000)       (112,000)

Benefit from income taxes                           868,000          33,000
                                              -------------   -------------

Net loss from continuing operations              (1,441,000)        (79,000)

Loss from discontinued operation net of income
 tax benefit                                        (17,000)       (411,000)
                                              -------------   -------------

Net loss                                      $  (1,458,000)  $    (490,000)
                                              =============   =============

Net loss per basic and diluted share:
  Continuing operations                       $        (.90)  $        (.05)
  Discontinued operations                              (.01)           (.26)
                                              -------------   -------------
Basic and diluted loss per share              $        (.91)  $        (.31)
                                              =============   =============

Average shares outstanding                        1,599,000       1,599,000
                                              =============   =============

CONTACT:
Mark S. Nichter
Continental Materials Corporation
(312) 541-7207